Exhibit 10.7

BUSINESS CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of June 20, 2012 (the “Effective Date”) is entered into by and between InnerScope Advertising Agency, Inc. (herein referred to as the “Company”) and MD Capital Advisors, INC, a Nevada Corporation (herein referred to as “Consultant”) or its successors, designees or assignees.

RECITALS

WHEREAS, Company, which is currently privately held, anticipates becoming a publicly-held corporation; and

WHEREAS, Company desires to engage the services of Consultant to advise the Company regarding the raising of capital, reverse merging into a public vehicle or S-1 registration, investor presentations and other assistance with the Company's current and proposed activities, and to consult with management concerning such Company activities;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. Term of Consultancy. Company hereby agrees to retain Consultant to act in an advisory and consulting capacity to the Company and Consultant hereby agrees to provide services to the Company commencing upon June 20, 2012 and ending on February 20, 2014.

2. Duties of Consultant. Consultant agrees that it will generally provide the following specified advisory and consulting services through Consultant’s officers, employees, consultants and other professionals during the term specified in Section 1 of this Agreement:

(a)	Advise, consult and assist the Company in developing and implementing appropriate business plans and investor presentations and introducing the Company to financial professionals that will assist with investment, investment relations and investment banking. Specific investment activities shall be conducted with appropriately licensed individuals or companies that have the required licenses and under other agreements directly with those investment professionals;

(b)	Assist in facilitating the merger of the Company into a public vehicle or S-1 registration (the “Transaction”). The Company recognizes that Consultant is not representing the Company as the Company’s investment banker in any Transaction but is advising Company management and the Company’s board of directors. Consultant will assist and advise the Company in completing a Transaction, including the introduction of pre-audit and audit resources;

(c)	With the cooperation and support of the Company including its management and board, assist in developing Company to support the Company in it sales and business development efforts.

(d)	Under the Company's direction and approval, within normal business hours unless an emergency, participate in meetings, in person or by telephone, with bankers, investors, brokers, analysts, auditors and other investment professionals to communicate with them regarding the Company's plans, goals and activities, and assist the Company in preparing for press conferences and other forums involving the media, investment professionals and the general investing community. Third party resources will be utilized to support these services;

(e)	At the Company's request, and under the Company’s direction and approval, review business plans, strategies, mission statements, revenue models, budgets, proposed transactions and other plans for the purpose of advising the Company.

Notwithstanding anything to the contrary contained herein, Consultant agrees and acknowledges that: (i) this Agreement does not obligate the Company or its principals to enter into or consummate any transaction contemplated hereby and such decision remains solely the decision of the Company and (ii) this Agreement and the services contemplated hereby relate only to a corporate structure utilizing the public capital markets and in no event will Consultant be entitled to any fees whatsoever if the Company raises capital through any other means.

3. Duties of Company. The Parties hereto recognize that the success of Consultant’s services to be provided pursuant to this Agreement relies heavily on the cooperation of the Company’s management and the Company’s board of directors and closing of the Transaction based upon terms agreeable to the Company and its board. In this regard, the Company and Consultant agree that the Company will use its best efforts to provide all the information and materials necessary to close a Transaction including access to accounting information, financial projections, customers, vendors, third party manufacturers, pre-audit services, shareholders and full audit services. The Company will use commercially reasonable efforts to communicate known material issues as early as possible to Consultant and to dedicate the necessary resources, funds and personnel necessary to close the Transaction.

4. Allocation of Time and Energies. Consultant hereby promises to perform and discharge faithfully the targeted responsibilities which may be assigned to Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the activities covered under this Agreement, so long as such activities are in compliance with all applicable laws, including, but not limited to, securities laws, rules and regulations. Consultant and staff shall diligently and thoroughly provide the advisory and consulting services required hereunder. Although no specific hours-per-day requirement is required of Consultant pursuant to this Agreement, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner. The parties acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by Consultant are expected to occur within or shortly after the first two months of the effectiveness of this Agreement. The Company will use commercially reasonable efforts to maintain compliance with all laws, rules and regulations, including, but not limited to, all applicable securities rules and regulations governing the filings required by public corporations.

5. Remuneration. As compensation for services described in this Agreement, the Company shall compensate Consultant by issuing Company common stock as follows:

5.1 For undertaking this engagement and for other good and valuable consideration, the Company agrees to issue and/or transfer to Consultant an initial issuance of stock equivalent of 4.9% of the shares issued of the public vehicle upon the Close of the Transaction. The shares will be in the form of the common stock of the public entity (“Common Stock”) to be delivered to Consultant within ten (10) business days of the Close of the Transaction. This initial payment shall, when issued and delivered to Consultant, be fully paid and non-assessable. The Company understands and agrees that Consultant has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this Agreement. The restricted shares of Common Stock issued as an initial payment, therefore, constitute payment for Consultant’s agreement to consult with the Company and are nonrefundable, non-apportionable, and non-ratable retainer; such shares of common stock are not a prepayment for future services but are payment for the services provided up to the Close of the Transaction.

For purposes of Section 5.1, the term “Close of the Transaction” refers to the following:

i)	in the case of a reverse merger the Close of the Transaction occurs when the Articles of Merger are filed with the appropriate Secretary of State
ii)	in the case of an acquisition the Close of the Transaction occurs when the Acquisition Agreement is fully executed.
iii)	in the case of filing of an S-1 registration statement, the Close of the Transaction occurs when the S-1 is declared effective by the Securities and Exchange Commission (SEC).

In addition, the Company agrees to retain the Consultant under a separate consulting agreement and provide additional compensation for consulting services post-closing. Compensation under the going-forward consulting agreement will be determined based on the Company’s needs for ongoing consulting services related to marketing, sales, operations, IT, SEC filings, regulatory support, management support, or other consulting services for the Company not related to services defined in section 2 of this Agreement. For the purposes of this Agreement Consultant agrees to perform each and all of the described duties in this Section 5.1 and for the compensation stated herein.

5.2 The compensation shares issued pursuant to this Agreement shall be issued in the name of Consultant, Tax ID # to be provided prior to the issuance of shares.

5.3 With each transfer of shares of Common Stock to be issued pursuant to this Agreement (the “Shares”), Company shall use commercially reasonable efforts to cause to be issued a certificate representing the Common Stock in Consultant’s name or name(s) designated by Consultant and, if required by applicable law, the Company will provide or cause to provide a written opinion of counsel for the Company stating that said shares are validly issued, fully paid and non-assessable and that the issuance and transfer of the Shares to Consultant has been duly authorized. Company shall use commercially reasonable efforts to ensure that all Shares and share equivalents issued to Consultant pursuant to this Agreement shall be, at the time of issuance, validly issued, fully paid and non-assessable and that the issuance and any issuance or transfer of such shares to Consultant shall have been duly authorized by the Company’s board of directors.

5.4 Consultant acknowledges that the shares of Common Stock (the “144 Securities”) will not have been registered under the Securities Act of 1933 (the “Securities Act”), and accordingly may be “restricted securities” within the meaning of Rule 144 of the Act. As such, the 144 Securities may not be resold or transferred unless the Company has received an opinion of counsel  reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Act. The Company agrees to take any and all action (s) necessary to clear the subject securities of restriction upon presentation of any Rule 144(d) application by Consultant or its broker, including, but not limited to: (1) Authorizing the transfer agent to remove the restrictive legend on the subject securities; (2) Expediting, at the Company’s cost, either the acquisition of a legal opinion from Company’s counsel authorizing the removal of the restrictive legend, or accepting a third party legal opinion  acknowledging same; and (3) Cooperating and communicating with Consultant and its broker in order to use Company’s best efforts to clear the subject securities of restriction as soon as possible after presentation of a Rule 144(d) application by Consultant (or its broker) to either the Company and/or the Company’s transfer agent. Further, the Company agrees to not unreasonably withhold or delay approval of any application filed by Consultant under Rule 144(d) of the Act to clear the subject securities of restriction .

(a)	The Company acknowledges and agrees that Consultant will suffer irreparable harm and anticipated and actual damages in the event that the Company unreasonably withholds or delays any Rule 144(d) application by Consultant to either the Company or a transfer agent. The Company agrees that money damages could not compensate Consultant for its irreparable harm.

(b)	The Company therefore agrees that the Company shall have a period of ten (10) calendar days from the date Consultant’s Rule 144(d) application is tendered to either the Company or its transfer agent by either Consultant and/or its broker, to take any and all necessary action to clear the subject securities of restriction, consistent with the covenants in Section 5.4 above. The Company and Consultant agree that this ten (10) day period is reasonable and consistent with industry standards concerning the handling and processing of restricted securities under Rule 144 by publicly traded companies. The Company also acknowledges that Consultant’s ability to clear the subject securities of restriction, by virtue of the Company’s best efforts, cooperation, covenants and representations in this regard is a material part of this Agreement and is a reasonable and material expectation of Consultant in entering into this Agreement. Should events occur that require further expense of time beyond this ten (10) day time period, the Company and Consultant shall reasonably agree in a writing signed by each to an extension for a specific amount of time. In no event shall an extension be agreed to unless the Company comports with its “best efforts” obligations, as set out above, and communicates with Consultant bona fide and reasonable attempts at meeting the Company’s obligations to clear the subject restricted securities, as described herein. Any written extension herein may be executed in counterparts by the principals of the Company and Consultant, and facsimile signatures may be tendered in lieu of originals. It is agreed that the separate signature of each principal on any agreement to extend time shall be deemed a complete original.

(c)	Should the Company fail to successfully take any and all actions necessary to clear the subject securities of restriction within the ten (10) day time period after Consultant or its broker’s presentation of a Rule 144(d) application, or seek to extend time as provided for above in sub-section (b), and in light of the irreparable harm that Consultant will suffer in the event of any intentional and/or unintentional delay in Consultant’s Rule 144(d) application, Company herein irrevocably consents and agrees that Consultant shall be entitled to injunctive relief in order to immediately enforce Consultant’s right to removal of the restrictive legend on the Common Stock. Company agrees that Consultant shall be entitled to immediately seek the injunctive relief contemplated and described herein in the Superior Court of California, County of Orange. Each of the Company and Consultant agree that Consultant’s access to injunctive relief, and the Company’s consent to Consultant’s ability to obtain such injunctive relief, shall not otherwise amend, supersede or modify the parties’ agreement to submit any other disputes to mediation and arbitration as provided herein. Consultant requires the Company and Transfer Agent to accept an opinion of counsel chosen by Consultant in lieu of an opinion of Company’s counsel if they are holding up the process beyond 10 day time period based on Rule 144(d) application.

5.5 In connection with the acquisition of Securities hereunder, Consultant represents and warrants to the Company as follows:

(a)	Consultant acknowledges that Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Securities, and any additional information which Consultant has requested.

(b)	Consultant’s investment in restricted securities is reasonable in relation to Consultant’s net worth, which is in excess of ten (10) times Consultant’s cost basis in the Shares . Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments which involve the risk of loss of investment. Consultant acknowledges that an investment in the Securities is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Securities.

(c)	Consultant is acquiring the Securities for Consultant’s own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

6. Non-Assignability of Services. Consultant’s services under this contract are offered to Company only and may be assigned by Company to any entity with which Company merges or which acquires the Company or substantially all of its assets with the written consent of Consultant. In the event of such merger or acquisition, all compensation to Consultant provided for herein shall remain non cancellable and due and payable, and any compensation received by Consultant may be retained in the entirety by Consultant, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Notwithstanding the non-Assignability of Consultant’s services, Company shall assure that in the event of any merger, acquisition, or similar change of form of entity, that its successor entity shall agree to complete all obligations to Consultant, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Consultant by the Company herein, and to Shareholders.

Consultant may work with 3rd party service providers including financial advisers, auditors, bankers, investment relations companies, IT companies, sales and marketing organizations, and others as determined necessary and approved in writing by Company. Consultant shall have no right to bind Company to any agreements whatsoever, including agreements with 3rd party service providers and Company shall not be liable to compensate any such providers unless Company agrees to do so, in writing, prior to work beginning.

7. Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant by the Company with respect to financial affairs, operations, product capability, profitability and strategic planning of the Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's performance of its obligations under this Agreement, communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Company. The Company agrees and acknowledges that they and their employees, advisors, board and consultants and therefore the parties’ duties and obligations under this Agreement will be performed and governed by applicable state and federal law, including without limitation the federal securities laws. The Consultant warrants and represents that all oral communications, written documents or materials furnished to Company by the Consultant with respect to strategic planning regarding the S-1 process and the viability of the representations of consultant concerning the legality of the S-1 process as applied to the anticipated Company transaction, and the value thereof, are accurate and Company may rely on such representations without independent investigation. The Consultant will protect, indemnify and hold harmless Company against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's performance of its obligations under this Agreement, communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Company. The Consultant agrees and acknowledges that they and their employees, advisors, board and consultants and therefore the parties’ duties and obligations under this Agreement will be performed and governed by applicable state and federal law, including without limitation the federal securities laws.

8. Representations and Warranties. The Company represents and warrants that any information furnished to Consultant will contain no untrue statement of any material fact nor omit any material facts, which would make the information misleading. The Company further warrants that if the circumstances relating to information or documents furnished to Consultant change at any time, the Company will inform Consultant promptly of the changes and immediately deliver to Consultant documents or information necessary to ensure the continued accuracy and completeness of all information and documents. Consultant represents to the Company that it will not, to the best of Consultant’s knowledge and belief, make any untrue statement of material fact. Consultant further represents and warrants to the Company that, to the best of Consultant’s knowledge and belief, all actions taken by it, on behalf of the Company, in connection with its’ advisory services will be conducted in compliance with all applicable state and federal laws. Further, Consultant shall comply with any procedures that might be reasonably imposed by the Company or its legal counsel to ensure compliance with such laws. Both the Company and Consultant agree and acknowledge that they and their employees, advisors and consultants and therefore the parties’ duties and obligations under this Agreement will be performed and governed by applicable state and federal law, including without limitation the federal securities laws. All parties expressly understand, agree and acknowledge that Consultant's performance of its duties hereunder cannot and therefore will in no way be measured by the price of the Company's common stock, nor the trading volume of the Company's common stock. It is also understood that the Company is entering into this Agreement with Consultant and not any individual member of Consultant, and, as such, Consultant will not be deemed to have breached this Agreement if any member, officer or director of Consultant leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Consultant otherwise performs its obligations under this Agreement. Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant acknowledges that, to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. Consultant further acknowledges that it is not a Securities Broker Dealer or a registered investment advisor. Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company acknowledges that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. Company acknowledges that all products including current and future patents, trademarks, and registered trademarks are all owned by the Company and that all products meet State and Federal compliance standards and do not infringe on any existing patents, trademarks, or registered trademarks.

9. Status as Independent Contractor. Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

10. Attorney's Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

11. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

12. Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

To the Company (name, address & email):

InnerScope Advertising Agency, Inc.

Mark L. Moore

2281 Lava Ridge Court, Suite 130

Roseville, CA 95601

markmoore@hearingmed.com

To Consultant:

MD Capital Advisors, INC

Michael Chermak

555 N. El Camino Real

Suite A133

San Clemente, CA 92672

mdchermak@yahoo.com

It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

13. Term and Termination of Agreement.

a.	This Agreement shall remain in full force and effect for a term of twelve (18) months from the Effective Date. During the terms of this Agreement the indemnity provisions set forth paragraph in 7, shall survive any termination of this Agreement.

b.	After the original term of this Agreement is expired, this Agreement may be extended upon either party giving the other party 30 days written notice, which written notice shall be sent by certified mail return receipt; provided that if the other party objects to the party requesting the extension, the extension shall be null and void. Any extension of this Agreement shall be effective on the 30th day after said written notice has been mailed or delivered, whichever is earlier.

c.	Notwithstanding anything to the contrary, if either party materially breaches this Agreement, the non-breaching party may, at its election, immediately terminate this Agreement thereby relieving the non-breaching party of any obligation hereunder. Alternatively, the non-breaching party may proceed with performance without waiving any rights under this Agreement.

d.	In the event of a dispute arising between parties the dispute shall be submitted to mediation before the Judicial Arbitration and Mediation Services ("JAMS") in Orange County, California if brought by Company, and Placer County, California if brought by Consultant. The parties shall bear the costs of mediation equally. In the event that either party refuses to participate in mediation said party shall be prohibited from recovering attorney fees notwithstanding anything to the contrary in this Agreement.

e.	If mediation should fail to resolve the dispute between the parties, the matter shall be submitted to JAMS in Orange County, California, California if brought by Company, and Placer County, California if brought by Consultant, for binding arbitration. The costs of arbitration shall be equally shared by the parties until the dispute is either settled or adjudicated, at which time the arbitration shall award said fees and costs to the prevailing party.

14. Choice of Law, Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California. .

15. Non-Circumvention. The Company agrees that the Company shall not directly or indirectly solicit, hire, recruit, or engage any of Consultant’s employees or any individuals, entities, business contacts, investment contacts, or service providers referred to the Company by Consultant unless Consultant agrees, in writing, to allow such activity. Notwithstanding the foregoing, the Company can directly hire any service providers referred to Company by Consultant, without Consultant’s written approval, as long as the services provided relate directly to the services provided by Consultant. The provisions of this Section 15 shall not only apply during the term of this Agreement but shall also continue for one (1) year after the termination of this Agreement.

17. Complete Agreement. This Agreement and the Mutual Non-Disclosure Agreement dated June 20_, 2012 contains the entire agreements of the parties relating to the subject matter hereof. Neither Agreement nor its terms may be changed orally but only by an agreement in writing signed by both Parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

This nine (9) page agreement has been duly signed by the Parties hereto:

AGREED TO:

“Company”

Date: 6/20/12                          By:     s/s/ Matthew Moore

Name:        Matthew Moore

Title:           President

“Consultant”

Date: 6/20/12                        By:       s/s/ Michael Chermak

Name: Michael Chermak, Director